Exhibit 5.1

December 14, 2010

Aventine Renewable Energy Holdings, Inc.

120 North Parkway Drive

Pekin, IL 61554

Re:          Aventine Renewable Energy Holdings, Inc.

Registration Statement on Form S-1 (File No. 333-169301)

Ladies and Gentlemen:

We have acted as counsel to Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (File No. 333-169301) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offer and sale by certain selling stockholders of the Company (the “Selling Stockholders”) named in the Registration Statement or to be identified in one or more prospectus supplements of up to 5,439,488 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of an aggregate of 4,817,051 outstanding shares (the “Outstanding Shares”) of Common Stock that have been previously issued and 622,437 shares (the “Reserved Shares”) reserved for future issuance from time to time, all to the Selling Stockholders pursuant to the Company’s and its subsidiaries’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code initially filed on December 4, 2010 in the United States Bankruptcy Court for the District of Delaware (the “Plan”), which was made effective on March 15, 2010 pursuant to the February 24, 2010 order by the Bankruptcy Court approving and confirming the Plan (the “Confirmation Order”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that, upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Outstanding Shares are, and when the Reserved Shares have been issued and delivered in accordance with the Plan and the

Confirmation Order against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company as contemplated by the Plan and the Confirmation Order, the Reserved Shares will be, duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

B.            We have assumed that at the time of the issuance of the Reserved Shares, (i) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, (ii) the Company will have the necessary corporate power and due authorization, (iii) the terms of the Reserved Shares and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company and any applicable law or the Plan and Confirmation Order or any other agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, (iv) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved or committed for issuance, and (v) the consideration paid upon issuance of each Reserved Share will not be less than the par value thereof.

C.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.